                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                          (Amendment No. _________)/1/



                        Personnel Group of America, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   715338109
--------------------------------------------------------------------------------
                                (CUSIP Number)

                 Marty Brandt                     Joseph Milana & Chrissie Neves     Joseph Milana & Chrissie Neves
   CSFB Global Opportunities Partners, L.P.             Links Partners, LP                 Inland Partners, LP
c/o Hemisphere Global Opportunities Partners,      61 Wilton Avenue, 2nd Floor         61 Wilton Avenue, 2nd Floor
                     Ltd.                          Westport, Connecticut 06880         Westport, Connecticut 06880
      Hemisphere House, Nine Church St.             Telephone: (203) 221-1703           Telephone: (203) 221-1703
        P.O. Box HM951, Hamilton HM11
              Hamilton, Bermuda
          Telephone: (441) 295-9166

--------------------------------------------------------------------------------
          (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                                 July 5, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

             [_] Rule 13d-1(b)
             [X] Rule 13d-1(c)
             [_] Rule 13d-1(d)

_________________________

     /1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------                               ----------------------
  CUSIP No.  715338109               13G                  Page 2 of 15 Pages
-------------------------                               ----------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


      CSFB Global Opportunities Partners, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             2,343,130
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          2,343,130
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      2,343,130
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      8.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      PN
------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               ----------------------
  CUSIP No.  715338109               13G                  Page 3 of 15 Pages
-------------------------                               ----------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


      CSFB Global Opportunities Partners (Bermuda), L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Bermuda
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             2,343,130
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          2,343,130
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      2,343,130
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      8.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      PN
------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               ----------------------
  CUSIP No.  715338109               13G                  Page 4 of 15 Pages
-------------------------                               ----------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


      Hemisphere Global Opportunities Partners, Ltd.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Bermuda
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             2,343,130
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          2,343,130
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      2,343,130
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      8.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      CO, HC
------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               ----------------------
  CUSIP No.  715338109               13G                  Page 5 of 15 Pages
-------------------------                               ----------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


      The Hemisphere Trust Company Limited
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Bermuda
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             2,343,130
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          2,343,130
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      2,343,130
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      8.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      OO, HC
------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               ----------------------
  CUSIP No.  715338109               13G                  Page 6 of 15 Pages
-------------------------                               ----------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


      Links Partners, LP
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Bahamas
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             2,343,130
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          2,343,130
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      2,343,130
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      8.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      PN
------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               ----------------------
  CUSIP No.  715338109               13G                  Page 7 of 15 Pages
-------------------------                               ----------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


      Inland Partners, LP
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Bahamas
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             2,343,130
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          2,343,130
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      2,343,130
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      8.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      PN
------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               ----------------------
  CUSIP No.  715338109               13G                  Page 8 of 15 Pages
-------------------------                               ----------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


      Coryton Management Ltd.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Bahamas
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             2,343,130
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          2,343,130
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      2,343,130
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      8.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      CO, HC
------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                ------------------------
 CUSIP No.  715338109                 13G                Page 9 of 15 Pages
----------------------                                ------------------------


Item 1.

     (a)       Name of Issuer:

               Personnel Group of America, Inc.

     (b)       Address of Issuer's Principal Executive Office:

               5605 Carnegie Blvd., Suite 500
               Charlotte, North Carolina 28209


Item 2

     (a)       Name of Person Filing:

               (1) CSFB Global Opportunities Partners, L.P.

               (2) CSFB Global Opportunities Partners (Bermuda), L.P.

               (3) Hemisphere Global Opportunities Partners, Ltd.

               (4) The Hemisphere Trust Company Limited

               (5) Links Partners, LP

               (6) Inland Partners, LP

               (7) Coryton Management Ltd.

     (b)       Address of Principal Business Office or, if None, Residence:

               (1) CSFB Global Opportunities Partners, L.P.
                   c/o Hemisphere Global Opportunities Partners, Ltd. Hemisphere House, Nine Church Street
                   P.O. Box HM 951, Hamilton HM11
                   Hamilton, Bermuda

               (2) CSFB Global Opportunities Partners (Bermuda), L.P.
                   c/o Hemisphere Global Opportunities Partners, Ltd. Hemisphere House, Nine Church Street
                   P.O. Box HM 951, Hamilton HM11
                   Hamilton, Bermuda

                                    Page of

----------------------                                ------------------------
 CUSIP No.  715338109                 13G                Page 10 of 15 Pages
----------------------                                ------------------------


               (3) Hemisphere Global Opportunities Partners, Ltd.
                   Hemisphere House, Nine Church Street
                   P.O. Box HM 951, Hamilton HM11
                   Hamilton, Bermuda

               (4) The Hemisphere Trust Company Limited
                   Hemisphere House, Nine Church Street
                   P.O. Box HM 951, Hamilton HM11
                   Hamilton, Bermuda

               (5) Links Partners, LP
                   61 Wilton Avenue, 2nd Floor
                   Westport, Connecticut 06880

               (6) Inland Partners, LP
                   61 Wilton Avenue, 2nd Floor
                   Westport, Connecticut 06880

               (7) Coryton Management Ltd.
                   61 Wilton Avenue, 2nd Floor
                   Westport, Connecticut 06880


     (c)       Citizenship:

               (1) Delaware

               (2) Bermuda

               (3) Bermuda

               (4) Bermuda

               (5) Bahamas

               (6) Bahamas

               (7) Bahamas


     (d)       Title of Class of Securities:

               Common Stock, par value $.01 per share

                                    Page of

----------------------                                ------------------------
 CUSIP No.  715338109                 13G                Page 11 of 15 Pages
----------------------                                ------------------------


     (e)       CUSIP Number:

               715338109


Item 3.        If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(

     (a)       [_]  Broker or Dealer registered under Section 15 of the Act (15
                    U.S.C. 78o)

     (b)       [_]  Bank as defined in Section 3(a)(6) of the Act (15 U.S.C.
                    78c)

     (c)       [_]  Insurance Company as defined in Section 3(a)(19) of the Act
                    (15 U.S.C. 78c)

     (d)       [_]  Investment Company registered under Section 8 of the
                    Investment Company Act (15 (U.S.C. 80a-8)

     (e)       [_]  Person registered as an investment adviser under Section 203 of the Investment Advisers Act of 1940 (15 U.S.C. 80b-3) or under the laws of any state.

     (f)       [_]  Employee Benefit Plan or Endowment Fund in accordance with(S)240.13d- 1(b)(1)(ii)(F)

     (g)       [_]  Parent Holding Company or Control Person in accordance with(S)240.13d- 1(b)(1)(ii)(G)

     (h)       [_]  Savings Association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act (12 .S.C. 1813)

     (i)       [_]  Church Plan that is excluded from the definition of an investment company under ection 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

     (j)       [_]  Group in accordance with(S)240.13d- 1(b)(1)(ii)(J)


Item 4.        Ownership:

     (a)  Amount Beneficially Owned:

          See response to Item 9 on page 2.

                                    Page of

----------------------                                ------------------------
 CUSIP No.  715338109                 13G                Page 12 of 15 Pages
----------------------                                ------------------------


    (b)  Percent of Class:

         See response to Item 11 on page 2.

    (c)  Number of Shares as to which such person has:

         (i)      Sole power to vote or to direct to vote:
                  See response to Item 5 on page 2.
         (ii)     Shared power to vote or to direct to vote:
                  See response to Item 6 on page 2.
         (iii)    Sole power to dispose or to direct the disposition of:
                  See response to Item 7 on page 2.
         (iv)     Shared power to dispose or to direct the disposition of:
                  See response to Item 8 on page 2.

CSFB Global Opportunities Partners, L.P., CSFB Global Opportunities Partners (Bermuda), L.P., Links Partners, LP and Inland Partners, LP beneficially own $41,737,000 aggregate face amount of 5-3/4% Convertible Subordinated Notes due July 2004 of Personnel Group of America, Inc., which are immediately convertible into 2,343,130 shares of common stock of Personnel Group of America, Inc. (based on 26,534,458 shares outstanding as of May 11, 2001 as reported on a Form 10-Q of Personnel Group of America, Inc. filed on May 16, 2001). Hemisphere Global Opportunities Partners, Ltd. is the general partner of CSFB Global Opportunities Partners, L.P and CSFB Global Opportunities Partners (Bermuda), L.P. The sole shareholder of Hemisphere Global Opportunities Partners, Ltd. is The Hemisphere Trust Company Limited, as trustee of The Hemisphere Global Opportunities Partners Charitable Trust. Coryton Management Ltd. is the general partner of Links Partners, LP and Inland Partners, LP.


Item 5.           Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:


Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Not Applicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                  Not Applicable

                                    Page of

----------------------                                ------------------------
 CUSIP No.  715338109                 13G                Page 13 of 15 Pages
----------------------                                ------------------------


Item 8.        Identification and Classification of Members of the Group:

               Not Applicable


Item 9.        Notice of Dissolution of Group:

               Not Applicable


Item 10.       Certification:

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Page of

----------------------                                ------------------------
 CUSIP No.  715338109                 13G                Page 14 of 15 Pages
----------------------                                ------------------------


                                   SIGNATURE


          After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this Statement is true, complete and correct.

Dated:     July 16, 2001

                                      CSFB GLOBAL OPPORTUNITIES PARTNERS, L.P.

                                      By:    Hemisphere Global Opportunities
                                             Partners, Ltd.


                                      By:   /s/ Marty Brandt
                                            ----------------------------------
                                            Name:  Marty Brandt
                                            Title: Vice President


                                      CSFB GLOBAL OPPORTUNITIES PARTNERS,
                                      (BERMUDA), L.P.

                                      By:    Hemisphere Global Opportunities
                                             Partners, Ltd.


                                      By:   /s/ Marty Brandt
                                            ----------------------------------
                                            Name:  Marty Brandt
                                            Title: Vice President


                                      HEMISPHERE GLOBAL OPPORTUNITIES PARTNERS,
                                      LTD.



                                      By:   /s/ Marty Brandt
                                            -----------------------------------
                                            Name:  Marty Brandt
                                            Title: Vice President

                                      THE HEMISPHERE TRUST COMPANY LIMITED



                                      By:   /s/ Marty Brandt
                                            -----------------------------------
                                            Name:  Marty Brandt
                                            Title: Alternate Director
                                    Page of

----------------------                                ------------------------
 CUSIP No.  715338109                 13G                Page 15 of 15 Pages
----------------------                                ------------------------


                              LINKS PARTNERS, LP

                                  By:   Coryton Management Ltd., its general
                                        partner


                                  By:   /s/ Arthur Coady
                                        ---------------------------------------
                                        Name:  Arthur Coady
                                        Title: President



                              INLAND PARTNERS, LP

                                  By:   Coryton Management Ltd., its general
                                        partner


                                  By:   /s/ Arthur Coady
                                        ---------------------------------------
                                        Name:  Arthur Coady
                                        Title: President



                              CORYTON MANAGEMENT LTD.


                                    By:   /s/ Arthur Coady
                                          -------------------------------------
                                          Name:  Arthur Coady
                                          Title: President


                                    Page of